EXHIBIT 99.1


Gasco
------
Energy


For Release at 8:00 AM EST on Tuesday, January 13, 2008

                   Gasco Energy Updates Uinta Basin Activities

DENVER - (PR Newswire) - January 13, 2008 - Gasco Energy,  Inc. (NYSE  Alternext
US: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Record Quarterly and Annual Production
Estimated cumulative net production for the fourth quarter ended December 31, 2008 was 1,255 million cubic feet of natural gas equivalent (MMcfe), an increase of 13.0% over fourth quarter 2007 production of 1,111 MMcfe. Estimated cumulative net production for the year ended December 31, 2008 was 4,865 MMcfe, an increase of 14.2% over 2007s' production of 4,261 MMcfe. Net production increases are attributed to the completion of new wells and recompletions of existing wells partially offset by normal production declines in existing wells. Rockies natural gas prices continued their lower trend into the fourth quarter. As a result of the lower gas prices, Gasco elected to shut-in or curtail a portion of its daily production for total of 92 MMcf during October and the initial part of November while the wells were being returned to sales. Presently no production is curtailed. As it has in prior shoulder periods, the Company continues to manage a portion of its sales volumes to maximize realized prices by strategically curtailing production during the shoulder months heading into the winter heating season.

  ------------------------------------------------------------------------------
  Gasco Energy Net Production Detail
  ------------------------------------------------------------------------------
                                        Three-months                              Year
                                           Ended                                  Ended
                                   ------------------------ ------------ ------------------------ -----------
                                   Dec. 31,    Dec.  31,                   Dec. 31,    Dec. 31,
                                     2008*       2007       % Change        2008*        2007       % Change
  -------------------------------- ----------- ------------ ------------ ------------ ----------- -----------
  Natural Gas / MMcf                 1,185        1,043        13.6%        4,602       4,012       14.7%
  -------------------------------- ----------- ------------ ------------ ------------ ----------- -----------
  Oil / MBbls                         11.6        11.4         1.7%         43.7         41.4        5.6%
  -------------------------------- ----------- ------------ ------------ ------------ ----------- -----------
  Natural Gas Equivalents / MMcfe    1,255        1,111        13.0%        4,865       4,261       14.2%
  -----------------------------------------------------------------------------------------------------------

*Includes preliminary production estimates for the fourth quarter of 2008

Drilling Activity
During the fourth quarter of 2008, Gasco spudded two gross wells (0.75 net) and reached total depth (TD) on three gross wells (1.66 net). All of the wells during the quarter were drilled into the Upper Mancos shale. The Company now has 17 wells, not including the original partial Mancos penetration, that have reached TD within the Mancos shale and two additional wells that have tested the Dakota Formation.

Completion Activity
In the fourth quarter, Gasco conducted initial completion operations on five gross wells (2.25 net) and re-entered one gross well (0.93 net) to complete behind-pipe pay zones. Gasco has now completed 18 wells in the Mancos shale interval since it began targeting the Mancos in mid-2007. There are currently two Mancos shale wells awaiting initial completion.

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The GCS #23-16 (25% working interest,  Gasco operated), a Dakota and full Mancos shale interval test, reached TD of 16,610 feet on June 13, 2008. The well is completed in the Morrison Formation with one frac job and in the Dakota Formation with three frac jobs. While drilling out the frac plug below the uppermost Dakota frac stage, the coiled tubing unit became stuck. Subsequent fishing operations recovered all of the string except the bottom-hole assembly. The current plan is to flow the well through the fish in the hole and obtain a gas flow rate before moving up the hole to complete the Mancos through the Kenilworth member of the Blackhawk Formation. After extended production testing of these intervals, the Company intends to move to other up-hole completion opportunities.

At December 31, 2008, Gasco operated 129 gross wells. The Company currently has an inventory of 30 operated wells with up-hole recompletion potential and two wells awaiting initial completion activities.

In November 2008, Gasco announced a preliminary 2009 capital expenditure budget of $30 million. Gasco is currently re-evaluating its plans for 2009. Given the decline in commodity prices and the weak global economic projections for at least 2009, Gasco expects to announce a revised capital expenditure program that will be more inline with expected internally generated cash flow from operations.

Management Comment
Mark Erickson, Gasco's president and CEO said: "While we are pleased with the gains we made in 2008, the current commodity price environment, when fused with supply and demand fundamentals and sticky high service costs, necessitates a more prudent capital expenditure program for 2009. In 2009 we are focused on keeping drilling investment within our means. We are benefited by our high inventory of uphole recompletions which still provide the Company with very favorable economic investment opportunities that allow us to maintain our current production levels with much reduced capital outlays. We will continue our efforts to bring new solutions and efficiencies to the project which can improve Uinta Basin economics at lower commodity prices. I believe that a maintenance CAPEX program is the proper scenario for Gasco and its shareholders even at the expense of short-term production growth.

"With respect to the GC #23-16, we are disappointed that we are unable to fully test the Morrison and Dakota due to mechanical issues. We found an over-pressured gas-charged reservoir. The flow test results are difficult to interpret due to the mechanical issues, but the test did not indicate that economic quantities of hydrocarbons can be produced from this well in the Dakota and Morrison intervals. It is unclear to us which part of the completion the production is coming from due to the junk in the hole. We still have several plugs in the hole below the fish which may not be open and allowing flow. We do not believe the results from this test well condemn Dakota and Morrison potential. It is clearly a positive that we demonstrated the presence of these gas-charged formations in the Gate Canyon area and we look forward to our next test of these potentially prolific formations."

Fourth Quarter and Full-Year 2008 Financial Results
Gasco expects to announce its 2008 financial results on March 4, 2009. The Company will schedule a conference call on March 5, 2009 to discuss fourth quarter operational and financial results, the details of which will be announced at a later date.

About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.

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Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; and other risks described under "Risk Factors" in each of Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 4, 2008 and in Item 1A of the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 filed with the Securities and Exchange Commission on August 4, 2008 and November 4, 2008, respectively.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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